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                                                                     EXHIBIT 4.2



                               NEW CHINA HOMES LTD
                               2255 GLADES ROAD
                               SUITE 112E, BOCA RADON, F133431
                               TEL: 561-983-9910
                               FAX: 561-989-8544



Date: 4th March 2002

Wonder China Investments Ltd
C/o 16/F, Far East Consortium Ltd
121 Des Vouex Road, Central
Hong Kong

Attention: Mr. Steven Kwan

Dear Sirs,

SALES AND PURCHASE AGREEMENT DATED 30TH MARCH 2001 FOR THE ENTIRE ISSUED & PAID US SHARE CAPITAL AND DEBTS IN TOP TREND DEVELOPMENT LTD BY AND BETWEEN NEW CHINA HOMES LIMITED AND WONDER CHINA INVESTMENTS LIMITED.

We refer to the above agreement and the extension letter dated 26th September 2001 signed between the two parties.

We wish to advise that we are still unable to fulfill our obligation pursuant to Clause 6.14, Clause 6.2 and Clause 6.3 on Schedule 6 (The Warranties) of the original sales and purchase agreement. With this we propose that the due date for the payment of the Promissory Notes be extended to 30th September 2002.

We further propose that until the above mentioned date both parties shall not take further action or lodge any claim against each other.

Thank you,
Yours faithfully,                           Agreed by:





/s/ Trevor Bedford                          /s/ Steven Kwan
------------------------------              ------------------------------------
Director                                    Director
For and behalf of                           For and behalf of
New China Homes Ltd                         Wonder China Investments Ltd